UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE BOEING COMPANY

(Name of registrant as specified in its charter)

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**** IMPORTANT REMINDER TO VOTE YOUR SHARES ****

Dear Boeing Shareholder:

The Boeing Company’s 2021 Annual Meeting of Shareholders is scheduled to be held on April 20, 2021. You are receiving this reminder because your votes were not yet processed at the time that this letter was mailed. If you have already voted, we would like to thank you for your vote.

Even if you plan to attend the virtual meeting, we urge you to vote your shares now, so they can be tabulated prior to the meeting.

Your vote is very important. The fastest and easiest way to vote is by telephone or online. Instructions on how to vote your shares by telephone or online are enclosed with this letter. Alternatively, you may sign and return the enclosed voting form in the envelope provided. Please note that if you own shares of Boeing stock in multiple accounts, you may receive multiple packages that are not duplicates. Please be sure to vote all of your accounts of Boeing shares.

If you have questions or need help voting your shares, please call our proxy solicitation firm, Morrow Sodali LLC at 1-800-607-0088.

Thank you for your investment in Boeing and for taking the time to vote your shares.

Sincerely,

The Boeing Company